Exhibit 10.10

EMPLOYMENT AGREEMENT, effective as of February 1, 2022 (this “Agreement”), between Liora Zilberson, residing at Nurit 13b, Haifa, Israel 3465413, (the “Executive”), and Lode-Star Mining Inc., a Nevada corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to memorialize the employment of the Executive as its Chief Executive Officer and a director and the Executive desires to accept such employment subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                   Employment. The Company hereby engages the Executive to serve as its Chief Executive Officer and a director of the Company, and the Executive hereby accepts such continued engagement upon the terms and conditions set forth herein. During the Term (as defined below), it is expected that the Executive shall also serve as the chief executive officer of each of the subsidiaries and affiliates of the Company. In her capacity as Chief Executive Officer, the Executive shall be the senior executive officer of the Company with principal responsibility for operations of the Company and shall perform such other duties for the Company as are consistent with her position, including, without limitation, product offerings (including pricing decisions); opening and maintaining new offices, closing offices and establishing new subsidiaries; establishing joint ventures and strategic alliances and having the sole authority to approve any contract or arrangement with a third party involving the expenditure or commitment of Company funds.

2.                   Term. This Agreement shall begin on the Effective Date stated above and shall remain in effect for a period of two (2) years (“Initial Term”) unless terminated earlier pursuant to the terms of this Agreement, and shall automatically renew thereafter (until terminated pursuant hereto) unless either party provides a written notice of termination to the other at least thirty (30) calendar days prior to the lapse of the then-current Initial Term or renewal term. Each renewal period shall be for an additional year and shall be subject to all terms of this Agreement. For the purposes of this Agreement, any and all references to “Term” shall mean both the Initial Term and if applicable, any renewal period(s) thereafter.

3.                   Duties. The Executive is employed to serve as the Chief Executive Officer of the Company, and shall perform such duties as are customarily performed by a CEO, all under and subject to the direction and control of the Board of Directors of the Company (the “Board”). As part of her duties, the Executive (a) shall devote her utmost knowledge and best skill to the performance of her duties; (b) shall devote most of her business time to the rendition of such services, subject to absences for holidays (including every Friday and Saturday), customary vacations and for temporary illness; and (c) shall not engage in any other gainful occupation that requires her personal attention without prior consent of the Company, with the exception that the Executive may personally trade in stock, bonds, securities, commodities or real estate investments for investment only without active participation. In addition, the Executive shall be the senior executive with principal responsibility for implementing the strategic business policies and controlling the operations of the Company and shall perform such duties for the Company as are consistent with the foregoing, including, without limitation, hiring and terminating executives and other employees, preparing and obtaining approval from the Board of the Company’s annual budget, cash management activities (including banking arrangements and investments), and contracting with accountants, attorneys, suppliers, customers and other third parties, including strategic partners in the ordinary course of business.

4.	Confidentiality and Developments.

(a)                 Maintenance of Confidentiality. The Executive shall hold in strict confidence and shall not at any time during or after her employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as defined below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company hereunder, (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof. All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Executive’s possession shall be delivered by the Executive to the Company upon request therefor by the Company or automatically upon the expiration of the term or termination of this Agreement, and the Executive shall not retain any copies of any Confidential Information.

(b)                 Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information relating to the business, operations, affairs, assets or conditions (financial or otherwise) of the Company which is not generally known by non- Company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the Executive develops or which the Executive obtains knowledge or access through or as a result of the Executive’ relationship with the Company (including, without limitation, such information conceived, originated, discovered, or developed in whole or in part by the Executive). Confidential Information specifically includes, without limitation, all technical and business information concerning the business or proposed business of the Company, prospective investors and strategic partners, business plans, partners, joint venturers, potential acquisition targets. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Executive of his obligations hereunder. For purposes of this Agreement, information shall not be deemed Confidential Information if (1) such information is available in full from public sources, or (2) such information is received from a third party not under an obligation to keep such information confidential.

(c)                 Developments. The Executive agrees that any developments, inventions, ideas, original works or authorship or any other work product (collectively, “Developments”) relating to the research, development and commercialization of a proprietary stabilized formulation of the Epigallocatechin-gallate (EGCG) molecule generally, in whole or in part conceived or made by her, shall belong exclusively to the Company and shall be deemed part of the Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, the Executive agrees that any such Developments shall be deemed to be “work made for hire”, and that the Company shall be deemed the author thereof under the U.S. Copyright Act, provided that in the event and to the extent such works are determined not to constitute “work made for hire” as a matter of law, The Executive hereby irrevocably assigns and transfers to the Company all right, title and interest in and to such works, including but not limited to all copyright interests therein. In this regard, The Executive hereby appoints the Company as her attorney-in-fact, with full power and authority in the place and stead of the Executive and in the Executive’ name or otherwise, to take any action and to execute any instruments which the Company, in its sole and absolute discretion, may deem necessary or appropriate in order to vest ownership of all such Developments in the Company.

5.                   Personnel Policies and Procedures. The Company shall have the authority to establish from time-to-time personnel policies and procedures to be followed by its employees. The Executive agrees to comply with the policies and procedures of the Company. To the extent any provisions in the Company’s personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply.

6.	Compensation.

(a)                 Base Salary. During the Term, the Executive shall be paid a monthly salary of 35,000 NIS, payable in equal installments on the first business day of each month (“Base Salary”). The Executive shall also be entitled to a bonus on achieving defined milestones as specified by the Board.

(b)                 Equity Issuance. Effective as of the date hereof, the Company shall issue to the Executive ten million (10,000,000) shares of common stock of the Company.

(c)	Fringe Benefits.

(i)            Vacation. During each year of the Term, the Executive shall be entitled to thirty (30) business days of vacation per year of employment, which shall accrue ratably over the period earned. Use of all such vacation days is subject to the Company’s policies and procedures, and shall be scheduled in such a way as to provide adequate coverage of job responsibilities and staffing requirements.

(ii)                Holidays. During the Term, the Executive shall be entitled to the same paid holidays provided to all other full-time, regular employees, including without limitation, all Jewish holidays.

(iii)              D&O Insurance. The Company shall obtain directors’ and officers’ liability insurance.

(d)                 Withholding Taxes. The Company shall be responsible for and may withhold from any compensation and benefits payable under this Agreement all U.S. federal, state, city or other taxes as shall be required pursuant to any U.S. law or governmental regulation or ruling. The Executive agrees that she shall be solely responsible for all Israel , VAT and any other taxes payable as a result of her employment with the Company that are due to the State of Israel.

(e)                 Hours Worked. The Executive is a managerial employee. As such, the hours she works may vary considerably, and will sometimes exceed 40 hours per week. As an exempt employee, the Executive shall not be entitled to additional compensation for hours worked in excess of 40 hours per week. The Company agrees and acknowledges that Friday and Saturday are considered days that the Executive shall not be required to work.

(f)                  Expenses. The Company shall reimburse the Executive for all her travel and office expenses, provided that:

(i)                  Each such item is of a type that qualifies it as a proper item for deduction or capitalization by the Company for federal or state income tax purposes, or, with respect to business meals, the item qualifies as a partial deduction; and

(ii)                The Executive furnishes the Company with such records and other documentary evidence as are customarily sufficient to satisfy the requirement for substantiation of such expenditures as an income tax deduction (or capitalization) pursuant to applicable federal and state statutes and/or regulations.

7.                   Termination. This Agreement and the employment of the Executive shall terminate under the following conditions:

(a)	The death of the Executive;

(b)                 The permanent disability of the Executive (permanent disability shall exist when the Executive suffers from a condition of mind or body that indefinitely prevents her from further performance of her essential job duties with or without reasonable accommodation); or

(c)                 Upon receipt by the Executive of written notice from the Company that the Executive’ employment is being discharged for “good cause.” The Company has “good cause” to discharge the Executive, without liability, for the reasons listed below:

(i)                  The Executive fails or refuses to faithfully and diligently perform the usual and customary duties of his employment, which failure or refusal is not cured after 20- day written notice thereof is given to the Executive; or

(ii)                It is determined that the Executive has conducted herself in an unprofessional, unethical, illegal or fraudulent manner, or has acted in a manner detrimental to the reputation, character or standing of the Company; including, but not limited to, theft or misappropriation of the Company’s assets, engaging in unlawful discriminatory or harassing conduct, working while under the influence of alcohol or illegal drugs, the filing of false expense or related reports, or being convicted of a felony; or

(iii)              The Executive violates any term or condition of this Agreement, which violation is not cured after 20-day written notice thereof is given to the Executive.

(d)                 Upon receipt by the Executive of written notice from the Company that the Executive’s employment is being discharged for “other than good cause.”

(e)                 Upon receipt by the Company of written notice from the Executive that the Executive is resigning. This written notice shall be provided to the Company at least three

(3)    months in advance of the Executive’s last day of work. In the event that the Executive provides such written notice, the Company’s obligations hereunder shall terminate after paying the Executive any compensation owed pursuant to this Agreement.

(f)                  Upon the consummation of any “Change of Control” (as defined in the Annex attached hereto), the Company shall pay the Executive ten times her Base Salary, irrespective of whether the Company maintains her position with the Company.

8.	Compensation Upon Termination.

(a)                 For Good Cause. In the event the Executive is discharged for good cause pursuant to Section 7(c), she shall receive notice that her employment is terminated immediately (subject to the time provisions provided in Section 7(c)(i) and (iii)), and shall receive compensation at the then Base Salary up to the date of such termination. The Executive is entitled to no other compensation when she is terminated for good cause as defined in Section 7(c).

(b)                 For Other Than Good Cause. In the event the Executive’s employment is terminated for other than good cause pursuant to Section 7(d), she shall receive severance compensation of the accrued Base Salary up to the date of termination plus an additional three months of the Base Salary. Said severance shall be paid to the Executive upon the date of termination..

(c)                 Death or Permanent Disability. In the event the Executive dies or becomes permanently disabled as defined in this Agreement pursuant to Section 7(a) or 7(b), the Company’s obligations hereunder shall terminate after paying the Executive any compensation owed through the last day she worked. Neither the Executive nor her estate or representative is entitled to any other compensation when she dies or becomes permanently disabled.

(d)                 Resignation. In the event the Executive resigns pursuant to Section 7(e), she shall receive the Base Salary following such resignation through the last day she works for the Company.

(e)                 Excise Payments. While it is not expected that payments made to the Executive hereunder will be treated as payments subject to any excise tax under Internal Revenue Code Section 4999, to the extent they are, the Company shall pay to the Executive an amount which, net of any applicable taxes thereon, will provide the Executive with sufficient cash to pay any excise tax payable by her by reason of all payments hereunder.

9.                   Ventures. If, during the Term, the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to the Executive as provided in this Agreement.

10.                Successors and Assigns. The rights and obligations of the Company under this Agreement shall enure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

11.                Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of New York.

12.                Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the Parties hereto.

13.                Counterparts. This Agreement may be executed in counterparts and, if so executed, each such counterpart shall have the force and effect of an original. A facsimile or other electronic signature shall have the same force and effect as an original signature.

14.                Separate Terms/Severability. Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court or arbitrator of competent jurisdiction to be invalid, unenforceable or void, the remaining provisions shall continue in full force and effect.

15.                Waiver. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party’s right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

16.                Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to his last known residence in the case of the Executive, or hand delivered to the Executive, or to its principal office in the case of the Company.

17.                Entire Agreement. The Executive acknowledges receipt of this Agreement and agrees that this Agreement represents the entire Agreement with the Company concerning his employment, and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any agent thereof. The Executive understands that no representative of the Company has been authorized to enter into any agreement or commitment with the Executive which is inconsistent in any way with the terms of this Agreement. Each party further agrees that they were represented, or had the opportunity to be represented, by counsel of their own choosing in the negotiation of the terms of this Agreement.

IN WITNESS HEREOF, the parties have executed this Agreement effective of the date set forth above.

Dated: Feb. 18, 2022
Liora Zilberson

Lode-Star Mining Inc.

Dated: Feb. 18, 2022	By:	/s/ Mark Walmesley
		Name:	Mark Walmesley
		Title:	CEO/ President

ANNEX

For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following after the initial public offering of the Company:

(a)                 An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of Voting Securities; provided, however, in determining whether a Change of Control has occurred pursuant to this Section, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)               The individuals who, as of the effective date of an initial public offering of the securities of the Company, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, provided, however, that no individual shall be considered as a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)	The consummation of:

(i)                  A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a “Non-Control Transaction”. A “Non-Control Transaction” shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

(A)        the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(B)               the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owing a majority of the voting securities of the Surviving Corporation, and

(C)               no Person other than (1) the Company, (2) any Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company or any Subsidiary, or (4) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(ii)               A complete liquidation or dissolution of the Company; or

(iii)              the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary or the distribution to the Company’s stockholders of the stock of a Subsidiary or any other assets).

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

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